Exhibit 14

                         AFFINITY TECHNOLOGY GROUP, INC.
              CODE OF ETHICS FOR CEO AND SENIOR FINANCIAL OFFICERS

         The Company has developed this Code of Ethics which is applicable to the CEO and all senior financial officers, including the CFO and principal accounting officer. The CEO and senior financial officers are subject to the following specific policies:
          1. The CEO and all senior financial officers shall at all times engage in and promote honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships. The CEO and all senior financial officers should avoid conflicts of interest and disclose to the Board of Directors any material transaction or relationship that reasonably could be expected to give rise to such a conflict.
          2. The CEO and all senior financial officers are responsible for full, fair, accurate, timely and understandable disclosure in the periodic reports and documents required to be filed by the Company with, or submitted by the Company to, the SEC and in other communications made by the Company. Accordingly, it is the responsibility of the CEO and each senior financial officer promptly to bring to the attention of the Audit Committee any material information of which he or she may become aware that affects the disclosures made by the Company in its public filings and otherwise assist the Audit Committee in fulfilling its responsibilities.
          3. The CEO and all senior financial officers shall comply with all governmental laws, rules and regulations. 4. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning
               (a) significant deficiencies in the design or operation of internal controls which could adversely affect the Company's ability to record, process, summarize, and report financial data or (b) any fraud, whether or not material, that involves management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
          5. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning any violation of this Code of Ethics, including any actual or apparent conflicts of interest between personal and professional relationships, involving the CEO or any management or other employees who have a significant role in the Company's financial reporting, disclosures or internal controls.
          6. The CEO and each senior financial officer shall promptly bring to the attention of the Audit Committee any information he or she may have concerning evidence of a material violation of the securities or other laws, rules or regulations applicable to the Company and the operation of its business, by the Company or any agent thereof.
          7. The Board of Directors shall determine, or designate appropriate persons to determine, appropriate actions to be taken in the event of violations of this Code of Ethics by the CEO and the Company's senior financial officers. Such actions shall be reasonably designed to deter wrongdoing and to promote accountability for adherence to this Code of Ethics and shall include written notices to the individual involved that the Board has determined that there has been a violation, censure by the Board, demotion or re-assignment of the individual involved, suspension with or without pay or benefits (as determined by the Board) and termination of the individual's employment. In determining what action is appropriate in a particular case, the Board of Directors or such designee shall take into account all relevant information, including the nature and severity of the violation, whether the violation was a single occurrence or repeated occurrences, whether the violation appears to have been intentional or inadvertent, whether the individual in question had been advised prior to the violation as to the proper course of action and whether or not the individual in question had committed other violations in the past.